STOCK AND REAL ESTATE PURCHASE AGREEMENT

Sam Schmidt, a resident of Nevada (“Schmidt”); and Standard Management Corporation, an Indiana corporation (“SMAN”), U.S. Health Services Corporation, a Delaware corporation, (“USHSC”), and Standard Development, LLC, an Indiana limited liability company (“SDLLC” and together with SMAN and USHSC, the “SMAN Parties”), enter into and agree as provided in this Stock and Real Estate Purchase Agreement dated as of November 16, 2007 (“the Agreement”).

RECITALS

A.

SMAN is indebted to Schmidt in the principal amount of $2,500,000, together with accrued and unpaid interest, as evidenced by the Secured Promissory Note dated March 9, 2007 in the principal amount of $2,500,000 executed and delivered by SMAN to Schmidt (the “Note”).

B.

The Note is secured by a mortgage dated March 9, 2007 on certain real estate located in Monroe County, Indiana (the “Mortgaged Property”) granted by SDLLC to Schmidt and recorded on March 14, 2007 as Instrument No. 2007004141 in the Office of the County Recorder of Monroe County, Indiana (the “Mortgage”).

C.

The Note is also secured by a pledge of all of the issued and outstanding shares of capital stock (the “Pledged Shares”) of Precision Healthcare, Inc., a Tennessee corporation (“Precision”), pursuant to a pledge agreement dated as of March 9, 2007, executed and delivered by USHSC to Schmidt (the “Pledge Agreement”).

D.

The Note is further secured by a security interest in certain additional personal property pursuant to a security agreement dated as of March 9, 2007, executed and delivered by SMAN and USHSC (the “Security Agreement”).

E.

The amount currently due under the Note equals $2,500,000 of principal plus accrued and unpaid interest.

F.

The SMAN Parties acknowledge and agree that the value of the Pledged Shares has decreased since March 9, 2007, and that the combined current value of the Pledged Shares and the Mortgaged Property is less than the principal and interest owed under the Note.

G.

The SMAN Parties have now agreed that USHSC will transfer the Pledged Shares to Schmidt or his designee, and SDLLC will convey the Mortgaged Property to Schmidt or his designee, in exchange for Schmidt’s cancellation of the indebtedness owed under the Note and the release and termination of the security interest under the Security Agreement.

H.

Because the business and assets of Precision constitute substantially all the operating assets owned directly or indirectly by SMAN, approval of the transfer by both the Board of Directors and shareholders of SMAN will be necessary to properly authorize the transfer of the Pledged Shares.

I.

To hold a duly called meeting at which the SMAN shareholders will vote on such approval, SMAN will need to take certain actions, including but not limited to, the preparation and distribution of an information statement that will, among other things, notify the shareholders of the meeting and its purpose, and the time period for taking these actions and holding the shareholders’ meeting is projected to be at least thirty (30) days from the date of this Agreement.

J.

Schmidt is concerned that the business and value of Precision will diminish during the period prior to obtaining SMAN shareholder approval unless he is able to exercise full control over Precision during this period.

K.

In light of this concern, Schmidt is willing to agree to accept the Pledged Shares and the Mortgaged Property in exchange for cancellation of the indebtedness owed under the Note only if all directors of Precision immediately resign and Schmidt is granted a proxy to exercise all voting rights in respect of the Pledged Shares, including but not limited to, the right to elect any one or all of the directors of Precision.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Transfer and Conveyance

1.1

Transfer of Pledged Shares.  Upon and subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), USHSC will transfer and assign to Schmidt, or his designee, all of USHSC’s right, title and interest in and to the Pledged Shares free and clear of all liens, encumbrances and claims of any nature.

1.2

Conveyance of Mortgaged Property.  Upon and subject to the terms and conditions of this Agreement, on the Closing Date, SDLLC will convey the Mortgaged Property to Schmidt, or his designee, by general warranty deed subject to only the lien for non-delinquent real estate taxes and items 2 through 7 listed on Exhibit B to the Mortgage (collectively, the “Permitted Exceptions”).

1.3

Cancellation of Note.  In consideration of the transfer of the Pledged Shares and conveyance of the Mortgaged Property, and otherwise upon and subject to the terms and conditions of this Agreement, on the Closing Date, Schmidt will deliver to SMAN the Note and Security Agreement, each marked “Cancelled”, which will constitute a full and complete release of SMAN of all amounts owed under the Note, Mortgage, Pledge Agreement and Security Agreement, and upon receipt of such documents, the SMAN Parties will be authorized to file UCC statements evidencing the release and termination of the security interest granted under the Security Agreement.

1.4

SMAN Parties’ Current Deliveries.  Concurrently with the execution and deliver of this Agreement, the SMAN Parties will deliver to Schmidt the written resignation of each member of the Board of Directors of Precision and each officer of Precision, with such exceptions as may be specified by Schmidt.

1.5

SMAN Parties’ Deliveries on the Closing Date.  On the Closing Date, the SMAN Parties will deliver to Schmidt the following documents:

(a)

A duly executed assignment in blank separate from certificate in the form of the attached Exhibit A;

(b)

the duly executed and notarized general warranty deed, vendor’s affidavit, FIRPTA certificate and sales disclosure form with respect to the Mortgaged Property, in the form of the attached Exhibit B, Exhibit C, Exhibit D and Exhibit E, respectively;

(c)

a certificate of good standing for USHSC, dated no more than five (5) business days prior to the Closing Date, from the Secretary of State of Delaware;

(d)

a certificate of existence for SMAN, dated no more than five (5) business days prior to the Closing Date, from the Secretary of State of Indiana;

(e)

a certificate of existence for SDLLC, dated no more than five (5) business days prior to the Closing Date, from the Secretary of State of Indiana; and

(f)

a certificate of existence for Precision from the Secretary of State of Tennessee, and a certificate of authorization and good standing as a foreign corporation from the Secretary of State of Ohio, each dated no more than five (5) business days prior to the Closing Date;

(g)

the stock record, minute books; articles of incorporation, by-laws, and other books and records of Precision;

(h)

a certificate of the President of SMAN, in the form of the attached Exhibit F, (i) certifying the resolutions, in form and substance satisfactory to Schmidt within his reasonable judgment, adopted by its Board of Directors authorizing and approving SMAN’s execution, delivery and performance of this Agreement and recommending approval to SMAN’s shareholders, (ii) attesting as to the incumbency of each officer of SMAN who executes this Agreement and any of the other documents in connection with this Agreement, and (iii) certifying the articles of incorporation and by-laws of SMAN and Precision;

(i)

a certificate of the President of USHSC, in the form of the attached Exhibit G, (i) certifying the resolutions, in form and substance satisfactory to Schmidt within his reasonable judgment, adopted by its Board of Directors and shareholder authorizing and approving USHSC’s execution, delivery and performance of this Agreement, (ii) attesting as to the incumbency of each officer of USHSC who executes this Agreement and any of the other document in connection with this Agreement, and (iii) certifying the articles of incorporation and by-laws of USHSC; and

(j)

a certificate of the manager of SDLLC, in the form of the attached Exhibit H, (i) certifying the resolutions, in form and substance satisfactory to Schmidt within his reasonable judgment, adopted on its behalf authorizing and approving SDLLC’s execution, delivery and performance of this Agreement, (ii) attesting as to the incumbency of each manager or officer of SDLLC who executes this Agreement and any of the other documents in connection with this Agreement, and (iii) certifying the articles of organization of SDLLC.

(k)

such other customary documents, instruments or certificates as reasonably requested by Schmidt.

ARTICLE II
Representations and Warranties of SMAN, USHSC and SDLLC

The SMAN Parties jointly and severally represent and warrant to Schmidt, as of the date of this Agreement and as of the Closing Date, as follows:

2.1

Organization and Existence.  SMAN is a corporation duly organized and validly existing under the laws of the state of Indiana, USHSC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and each such corporation has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.  SDLLC is a limited liability company duly organized and validly existing under the laws of the state of Indiana, and has all requisite entity power and authority to own, operate and lease its assets and to conduct its business as presently conducted.  The sole member of SDLLC is SMAN.  Precision is a corporation duly organized and validly existing under the laws of the state of Tennessee, and has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.  Precision is duly licensed, qualified to do business and in good standing as a foreign corporation under the laws of the state of Ohio, and is not required to be licensed or qualified to do business in any other state.  All business of Precision is conducted at its facilities located at 441 Donelson Pike, Suite 395, Nashville, Tennessee 37214, and at 4422 Carver Woods Drive, Suite 125, Cincinnati, Ohio 45242.  Accurate and complete copies of Precision’s incorporation documents, including all amendments, and its by-laws, corporate minutes and stock record books have been delivered to Schmidt.  All corporate action previously taken by stockholders of Precision, by the Board of Directors of Precision or by any committee of such Board is properly and accurately recorded in the corporate minutes of Precision.  Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of all shares of the capital stock of Precision are contained in its stock record book.  USHSC is one and the same as the Pledgor that executed and delivered the Pledge Agreement, even though its state of incorporation is incorrectly stated to be Indiana (rather than Delaware) in the Pledge Agreement.

2.2

Capitalization.  All of the Pledged Shares are duly authorized, validly issued, fully paid and non-assessable.  The Pledged Shares constitute all of the issued and outstanding capital stock of Precision.  All of the Pledged Shares are owned beneficially and of record by USHSC, free and clear of all liens, pledges, other encumbrances and claims of third parties of any nature, other the pledge under the Pledge Agreement.  The stock certificate previously delivered by USHSC to Schmidt to perfect the pledge under the Pledge Agreement is the only certificate representing the Pledged Shares, and USHSC is one and the same as the party named in such certificate as the registered holder of the shares represented by the certificate.  There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any type providing for the purchase, issuance or sale of any shares of Precision.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Precision.  There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any of the Pledged Shares.

2.3

Subsidiaries and Investments.  Precision is not a member, partner or other participant in any limited liability company, partnership, joint venture or other similar arrangement or entity.  Precision does not own, directly or indirectly, any equity or other ownership interest in any other entity.

2.4

Authorization.  Subject, in the case of SMAN, to obtaining its shareholders’ approval of the transfer of the Pledged Stock and Mortgaged Property, each SMAN Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement (the “Transactions”).  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of each SMAN Party, except that approval by the SMAN shareholders of the transfer of the Pledged Stock and Mortgaged Property has not been obtained as of the date of this Agreement.  This Agreement has been duly executed and delivered by each SMAN Party and constitutes the valid and binding obligation of each SMAN Party enforceable against each SMAN Party in accordance with its terms.

2.5

Absence of Conflicts.  The execution, delivery and performance by each SMAN Party of this Agreement, and consummation by each SMAN Party of the Transactions in accordance with this Agreement, do not and will not (i) conflict with, (ii) constitute a breach or default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any lien or encumbrance on the Pledged Shares or Mortgaged Property under, (A) the organizational documents of any SMAN Party, (B) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which any SMAN Party is bound or affected, or (C) any federal, state, provincial, local or foreign statutes, laws, ordinances or codes; or any decisions, orders, rules, regulations or policies issued or promulgated by any governmental body or court (collectively, “Laws”).

2.6

Consents.  Except for approval by the SMAN shareholders of the transfer of the Pledged Shares and the Mortgaged Property, the execution, delivery and performance by each SMAN Party of this Agreement, and consummation by each SMAN Party of the Transactions, do not and will not require the authorization, consent, approval, exemption, clearance or other action by, notice or declaration to, or filing with, any governmental body or any other third person.

2.7

Permit and Licenses.  Each governmental permit or license held by Precision is listed on the attached Schedule 2.7, which constitute all of the permits and licenses necessary for the lawful conduct of its business as now and previously conducted.  Each such permit and license is valid and in full force and effect; Precision is in compliance with the terms and provisions of each such permit and license; and there is no circumstance with respect to Precision that could result in a suspension, modification or revocation of or refusal to renew any such permit or license.  Accurate and complete copies of all such permits and licenses have been delivered or made available by the SMAN Parties to Schmidt.

2.8

Contracts and Agreements.

(a)

Precision is not a party to or bound by any contract or agreement, whether written or oral, other than the two real property leases listed on the attached Schedule 2.8(a)(i) and the contracts, personal property leases and other agreements listed on the attached Schedule 2.8(a)(ii).  Except as otherwise noted on Schedule 2.8(a)(ii), all of the contracts, personal property leases and other agreements listed on such schedule have been entered into in the ordinary course of Precision’s business on commercially reasonable terms and conditions.  Accurate and complete copies of the two real property leases and all other written contracts, personal property leases and other agreements to which Precision is a party or bound by have been made available to Schmidt.  Precision is not a party to any oral contract or agreement that cannot be terminated upon not more than ten days notice without payment of a termination payment or other cost or expense.

(b)

Precision is not a party to or bound by any contract or agreement with any SMAN Party or subsidiary of an SMAN Party, or any director, officer or any other affiliate of any SMAN Party or subsidiary of an SMAN Party.

2.9

Precision’s Property.  Precision holds title to, or a lessee’s interest pursuant to a valid written lease in, all property necessary for the conduct of its business in the manner now and previously conducted, free and clear of all liens, encumbrances and claims of third parties of any nature, other than the Permitted Exceptions and the security interests described on the attached Schedule 2.9.

2.10

Mortgaged Property.

(a)

SDLLC holds good and marketable title to the Mortgaged Property free and clear of any mortgage (other than the Mortgage), encumbrance, easement, restriction, claim, option, lien, or other title defect or adverse interest of any kind, other than the Permitted Exceptions.

(b)

There is no condition or circumstance involving or relating to the Mortgaged Property that would cause its owner to incur any liability under any environmental Law.

2.11

Financial Statement; Liabilities.

(a)

The balance sheet of Precision as of, and the income statement of Precision for the twelve-month period ended on, December 31, 2006, and its balance sheet (the “Most Recent Interim Balance Sheet”) as of, and its income statement for the interim ten-month period ending on, October 31, 2007, (i) are in accordance with the books and records of Precision, (ii) have been prepared in accordance with generally accepted accounting principles and (iii) fairly present, in accordance with generally accepted accounting principles, the assets and liabilities of Precision as of the dates stated and the results of operations of Precision for the periods covered by the statements, subject, in the case of the interim financial statements,  to normal recurring year-end adjustments and the absence of notes.  Schmidt has been provided accurate and complete copies of such balance sheets and income statements.

(b)

Precision has no debt, liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due, and regardless of whether required by generally accepted accounting principles to be reflected in a balance sheet), except such debts, liabilities and obligations that (i) have been incurred in the ordinary course of Precision’s business and are fully accrued or fully reserved against in the Most Recent Interim Balance Sheet or (ii) are current liabilities (as defined by generally accepted accounting principles) that (A) are incurred after the date of the Most Recent Interim Balance Sheet in the ordinary course of Precision’s business, (B) are not in the aggregate material to the financial condition of Precision and (C) are not delinquent.

2.12

Absence of Adverse Changes or Events.  Except as disclosed by SMAN to Schmidt in writing, there have been no material adverse developments or changes in the assets (including inventory), business, operations, results of operations or financial condition of Precision within the past twelve (12) months.

2.13

Litigation.  There are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of any SMAN Party, threatened or reasonably likely to arise or be asserted, against Precision; (ii) neither Precision, nor any of the officers or employees of Precision relating to such officer’s or employee’s employment by Precision, has been charged with, or is under investigation with respect to, any violation of any provision of any Law; and (iii) neither Precision nor any officer or employee of Precision is a party to or bound by any order, arbitration award, judgment or decree of any governmental authority in respect of any business practices, the acquisition of any property or the conduct of Precision’s business.

2.14

Labor Matters.  Precision is in compliance with all labor laws.  Precision is not a party to or bound by any written employment agreements.  All employees of Precision are terminable at will without payment of any severance pay or other severance benefit.

2.15

Employee Benefit Plans.  A list of all employee benefit plans, including, but not limited to, all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that cover any employee or former employee of Precision or the beneficiaries or dependents of any such employee or former employee (collectively, the “Benefit Plans”) are listed on the attached Schedule 2.15.  Precision or SMAN has made all contributions required to be made under any Benefit Plan in respect of any Precision employee, and each Benefit Plan has otherwise been administered in compliance with its terms and applicable Law.  Accurate and complete copies of each Benefit Plan have been made available to Schmidt.

2.16

Compliance with Law.

(a)

Precision has operated and is operating its business in compliance with all applicable Laws, including all Healthcare Laws (as defined below).  Precision has not received any notice of noncompliance from any governmental authority pertaining to operation of its business that has not been cured.

(b)

Neither Precision nor, to the knowledge of the SMAN Parties, any owner, officer, director, or employee of Precision, has been excluded at any time from participation in any federal or state health care program, has been convicted of a criminal offense under any Healthcare Laws, or is under indictment for a criminal offense under any Healthcare Laws.

(c)

As used in this Agreement, “Healthcare Laws” means all laws and regulations relating to wholesale and retail pharmacy operations, the purchase, delivery, stocking, distribution, and retrieval of legend drugs, the sale, lease, rental, or other conveyance of legend drugs, infusion pumps, infusion drugs and supplies, and operation of a home health agency including (i) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (ii) HIPAA regulations; (iii) TRICARE regulations, (iv) Medicare regulations; (v) Medicaid regulations; (vi) state pharmacy laws and administrative code provisions, and (vii) quality, safety and accreditation standards and requirements of all applicable state laws or governmental regulatory bodies.

2.17

Taxes.

(a)

SMAN and each of its subsidiaries, including but not limited to Precision, have accurately prepared and are not delinquent in the filing of any Tax Returns (as defined below) required to be filed by any of them, including filings regarding income, employees, sales, operations or assets.  All Taxes (as defined below) due and payable pursuant to such Tax Returns and all other Taxes or assessments due and payable by Precision or for which Precision is liable in whole or in part have been paid, except for any such Taxes that are being contested in good faith for which adequate reserves have been made on the Most Recent Interim Balance Sheet.

(b)

No outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed or assessed against SMAN or any of its subsidiaries, including but not limited to Precision, (ii) neither SMAN nor any of its subsidiaries, including but not limited to Precision, has received notice of any such deficiency, delinquency or default, and (iii) to SMAN’s knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default.

(c)

With respect to any past or current period for which a Tax Return is not yet required to be filed, neither SMAN nor any of its subsidiaries has any accrued state or federal income or excise Tax liability.

(d)

As used in this Agreement:

(i)

“Tax” means all federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

(ii)

“Tax Return” means any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

2.18

Insurance.  SMAN has made available to Schmidt a list of each insurance policy maintained by or on behalf of Precision and setting forth the type and amount of coverage, and a complete history of insurance claims since January 1, 2004.  All such insurance policies are in full force and effect, and Seller is not in default of its obligations under any such insurance policy and has not been denied insurance coverage.  The insurance provided under such policies is adequate and reasonable in type and amount for the type of business in which Precision engages.  Accurate and complete copies of all such insurance policies have been made available to Schmidt.

2.19

Transactions with Affiliates.  Except as disclosed in writing to Schmidt, Precision has not been involved in any business arrangement or relationship with, and no property or right used in or material to the operation of Precision’s business is owned or furnished by, any SMAN Party or subsidiary of an SMAN Party, or any director, officer or any other affiliate of any SMAN Party or subsidiary of a SMAN Party.

2.20

Inventory.  Except as disclosed in writing to Schmidt, (i) Precision’s inventory is properly labeled and is of good quality, merchantable and fit for its intended purpose, (ii) each type of Precision’s inventory is stored in a manner and under conditions that can reasonably be expected to maintain its quality, merchantability and fitness for its intended purpose throughout its standard shelf life; and (iii) none of Precision’s inventory is slow-moving or obsolete.

2.21

Accounts Receivable.  Except as disclosed in writing to Schmidt, all of the accounts receivable of Precision included on the Most Recent Interim Balance Sheet (i) are properly reflected on its books and records as of October 31, 2007, (ii) have arisen from bona fide transactions in the ordinary course of Precision’s business, and (iii) are valid receivables subject to no setoffs or counterclaims.

2.22

Bank Accounts of Precision.  SMAN has furnished Schmidt an accurate and complete list of the locations and numbers of, and the names of all persons who are authorized signatories on or have access or control of, all bank accounts, investment accounts and safe deposit boxes maintained by Precision.

2.23

Disclosure.  Neither this Agreement nor any information furnished to Schmidt by any SMAN Party in connection with this Agreement or the Transactions contains any untrue statement by any SMAN Party of a material fact or omits to state a material fact necessary to make any such statement not misleading in any material respect.

2.24

Qualification of Representations and Warranties as of Closing Date.  To the extent the representations and warranties in this Article II relate to Precision, no change in facts or circumstances after the date of this Agreement will constitute a breach of such representations and warranties as made as of the Closing Date unless such change is caused by an SMAN Party or any affiliate of an SMAN Party other than Schmidt.

ARTICLE III

Certain Covenants

3.1

Shareholders’ Meeting.

(a)

SMAN will promptly commence and diligently proceed to complete all steps necessary to duly call a meeting of its shareholders to vote on the approval of the Transactions in accordance with this Agreement.  Such steps shall include, but not be limited to, preparation and distribution of an information statement to the shareholders of SMAN that will, among other things, duly notify the shareholders of the meeting to be held on or before January 31, 2008, at which the shareholders will vote on such approval.  Schmidt agrees to vote all shares of SMAN owned or controlled by Schmidt in favor of such approval, and Hunter agrees to vote all shares owned or controlled by Hunter in favor of such approval.  Schmidt and Hunter each agree to cooperate as reasonably requested by the other in the preparation, execution and filing with the U.S. Securities and Exchange Commission of a joint Schedule 13D relating to the voting agreement set forth in the preceding sentence, to be filed not later than ten calendar days after the date of this Agreement.

(b)

On or before the Closing Date, SMAN will provide Schmidt with copies of invoices for attorneys fees and the costs of printing and distributing the information statement for the shareholders’ meeting, and on the Closing Date, Schmidt will reimburse SMAN for such attorney fees, up to a maximum of $7,500, plus the costs, up to a maximum of $22,500, of printing and distributing the information statement.

3.2

Continuation of Services Pending Closing.  During the period from the date of this Agreement to the earlier of Closing (as defined below) or payment in full of the indebtedness owed under the Note, SMAN will continue to provide support services for the operation of Precision’s business in substantially the same manner, quantity and type as currently provided by SMAN to Precision.  Such services shall include continuation of the Benefit Plans, accounting services, and payroll processing.

3.3

Insurance.  Until the earlier of the Closing or payment in full of all indebtedness owed under the Note, SMAN will keep in fully force and effect for the benefit of Precision and its officers and directors all insurance policies that currently provide casualty or liability coverage for Precision and either SMAN or any affiliate of SMAN.

3.4

Payroll Processing after Closing.

(a)

SMAN agrees to assist Precision for a period of up to sixty (60) days following the Closing Date (the “Transition Period”) in connection with payroll processing for Precision’s employees, provided that the Transition Period may be extended for such reasonable period of time as requested by Precision in writing after the Closing Date.

(b)

Solely as an agent for and on behalf of Precision, SMAN agrees (i) to maintain its current arrangement for payroll processing services during the Transition Period and (ii) to use such services as reasonably requested and directed in writing by Precision to process the payment of payroll, and the withholding and payment of related payroll taxes, during the Transition Period for Precision’s employees.

(c)

Precision agrees to be responsible for funding the appropriate payroll and related payroll tax accounts to cover all payroll and payroll taxes from the date of this Agreement to the Closing Date, as well as during the Transition Period, and SMAN will not be required to advance any funds for such purpose.

(d)

Notwithstanding that payment of Transition Period payroll, and withholding and payment of related payroll taxes, may be made as provided in this Section in the name of SMAN, SMAN will not be acting under this Section as, and will not otherwise be, an employer of Precision’s employees during the Transition Period but will be acting solely as a payment agent for and on behalf of Precision.

3.5

Benefit Plans During Transition Period.  SMAN agrees that (i) during the Transition Period, SMAN will continue, unless otherwise instructed in writing by Precision after Closing, to provide Precision’s employees all the Benefit Plans currently sponsored or provided by SMAN in which Precision employees participate, subject to any limitations or restrictions under the terms of the Benefit Plans or applicable Law; and (ii) when requested by Precision in writing after Closing, SMAN will immediately take such actions and steps as necessary to terminate the participation of Precision’s employees in the Benefit Plans; provided, however, that SMAN will be entitled to continue, and will continue, to provide COBRA coverage to Precision’s employees as and to the extent required by Law.

3.6

Additional Services During Transition Period.  For such period after the Closing Date as reasonably requested by Schmidt, SMAN will continue to provide such other support services for the operation of Precision’s business in substantially the same manner, quantity and type as currently provided by SMAN to Precision, except that SMAN shall be entitled to discontinue coverage of Precision under any casualty or liability insurance policy that currently covers both Precision and SMAN or any other affiliate of SMAN.

3.7

Collections and Bank Accounts.  SMAN will promptly remit to Precision any payments received by SMAN or its affiliates following the date of this Agreement which represent payments on accounts receivable relating to Precision’s business.  On and after the date of this Agreement, neither SMAN nor any of its affiliates will make any withdrawals from bank accounts maintained by or on behalf of Precision.  Each SMAN Party acknowledges and agrees that unless and until SMAN pays to Schmidt in cash the entire indebtedness owed under the Note, (i) no SMAN Party shall be entitled to payment or receipt of any dividend from Precision after the date of this Agreement, whether before, on or after the Closing Date, and (ii) all cash of Precision on hand as of the date of this Agreement or in the future derived from the operation of its business will belong solely to Precision for use in the operation of its business.

3.8

Irrevocable Proxy Coupled with an Interest.  USHSC hereby grants Schmidt an irrevocable proxy and exclusive right to vote all of the Pledged Shares from and after the date of this Agreement in such manner as determined by Schmidt in his sole and absolute discretion.  Such proxy shall be coupled with an interest and irrevocable and shall continue in full force and effect until the earlier of (i) Closing, (ii) SMAN’s cash payment to Schmidt of the entire indebtedness owed under the Note, or (iii) termination of this agreement pursuant to Article VI below.  Schmidt’s exclusive right to vote the Pledged Shares pursuant to such proxy shall include, but not be limited to, the right to vote for the election of all or any one or more of the directors of Precision.

3.9

Tax Returns.  For federal income Tax purposes, and for purposes of any other applicable Tax for which a Tax Return is required to be filed for a short tax year of Precision ending on the Closing Date, SMAN agrees to file a Tax Return for such short tax year in compliance with the applicable Tax Law and to be responsible for and pay all Taxes due for such short tax year.  For purposes of any Tax applicable to Precision for which its current tax year will extend beyond the Closing Date, Precision agrees to file a Tax Return in compliance with the applicable Tax Law that covers the complete tax year, including the portion prior to the Closing Date, and to be responsible for and pay all Taxes due for such tax year.

ARTICLE IV

CONDITIONS PRECEDENT; CLOSING

4.1

Closing.  Subject to satisfaction of the conditions precedent under this Agreement, the Closing of the Transactions (the “Closing”) shall take place on the date of the meeting of the SMAN shareholders their vote to approve the transfer of the Pledged Shares and Mortgage Property to Schmidt or his designee in accordance with this Agreement.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

4.2

Conditions Precedent to Schmidt’s Obligation to Close.  Schmidt’s obligation to close the Transactions pursuant to this Agreement is subject to satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)

SMAN shall have complied in all material respects with its covenants under Sections 3.1, 3.2, 3.3, 3.7 and 3.8.

(b)

The SMAN Parties shall have made each of the deliveries prescribed under Sections 1.4 and 1.5.

(c)

The representations and warranties of the SMAN Parties contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement.

(d)

The representations and warranties under (i) Section 2.2 regarding the Pledged Shares, including but not limited to USHSC’s title to the Pledged Shares, and (ii) Section 2.10(a) shall be true and correct at Closing.

(e)

No SMAN Party shall have taken any action after the date of this Agreement and prior to the Closing that such SMAN Party knows would cause any of the SMAN Parties’ representations and warranties contained in this Agreement to be untrue in any material respect as of the Closing Date.

(f)

The SMAN shareholders shall have duly approved the Transactions in accordance with this Agreement.

4.3

Conditions Precedent to SMAN Parties’ Obligation to Close.  The obligation of the SMAN Parties to close the Transactions contemplated by this Agreement is subject to the condition that Schmidt shall have made the deliveries on the Closing Date prescribed under Section 1.3.

ARTICLE V

SURVIVAL; INDEMNIFICATION

5.1

Survival.  Notwithstanding any investigation, inquiry or knowledge on the part of Schmidt or Precision, (i) all representations, warranties, covenants and agreements in this Agreement or any other document furnished in connection with the Agreement or the Transactions shall survive the Closing indefinitely, and (ii) the Closing shall not constitute a waiver by Schmidt of, or otherwise impair Schmidt’s right to indemnification for, any breach of any representation, warranty, covenant or agreement of any SMAN Party in this Agreement or any other document furnished in connection with the Agreement or the Transactions, regardless of whether such breach arises or occurs before, upon or after Closing; provided, however, that (A) the period of survival for representations and warranties shall end eighteen (18) months after the Closing Date, except for the representations and warranties pertaining to organization and existence in Section 2.1, and the representations and warranties in Sections 2.2 and 2.4, which shall survive for the applicable statutory limitation period, and (B) the period of survival for covenants and agreements shall survive for the applicable statutory limitation period (in each case, the “Survival Period”).  No claim for breach of any representation, warranty, covenant or agreement under this Agreement may be asserted or enforced unless written notice describing in reasonable detail the nature and basis of the claim is given by the party seeking indemnification on or prior to the last day of the applicable Survival Period.  In the event such notice of a claim is timely given, the right to indemnification with respect to such claim shall survive the applicable

Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied..

5.2

Indemnification by SMAN Parties.  The SMAN Parties jointly and severally agree to indemnify and hold harmless Schmidt and his successors and assigns, and Precision, its officers, directors, employees, and their respective successors and assigns, from and against, and pay or reimburse each of them for and with respect to, any liability, loss, claim, action, cost and expense, including reasonable attorney fees, relating to, arising out of or resulting from:

(a)

Any breach by any SMAN Party of any of its representations, warranties, covenants or agreements in this Agreement or any other document furnished to Schmidt in connection with this Agreement or the Transactions; or

(b)

the Benefit Plans.

Notwithstanding the foregoing, the aggregate amount required to be indemnified by the SMAN Parties arising from or in connection with the breach of any representation and warranty under this Agreement shall be limited to $2,500,000 plus all accrued and unpaid interest under the Note as of the earlier of the Closing Date or the date on which Schmidt asserts his claim for such breach in writing.

5.3

Indemnification by Precision.  In the event Closing occurs, Precision agrees to indemnify each of the SMAN Parties from and against:

(a)

each of the liabilities shown on its Most Recent Interim Balance Sheet,

(b)

each of the current liabilities of Precision incurred in the ordinary course of its business during the period beginning on the date after the date of its Most Recent Interim Balance Sheet and ending on the date of this Agreement, and

(c)

all liabilities incurred after the date of this Agreement except to the extent caused by, or arising out of actions by or on the part of, any SMAN Party.

ARTICLE VI

TERMINATION

6.1

Termination by Schmidt.  In the event Closing shall not have occurred on or before January 31, 2008, Schmidt shall be entitled to terminate this Agreement by written notice to the SMAN Parties.

6.2

Termination by SMAN Parties.  In the event Closing shall not have occurred on or before January 31, 2008, and provided that SMAN shall not have failed to perform in all material respects its covenants and agreements under Sections 3.1, 3.2, 3.3, 3.7 and 3.8, the SMAN Parties shall be entitled to terminate this Agreement by written notice to Schmidt.

6.3

Effect of Termination.  In the event this Agreement is terminated in accordance with this Article VI, the Note, Mortgage, Pledge Agreement and Security Agreement shall continue in full force and effect in accordance with their terms, and Schmidt shall be entitled to exercise all of its rights under such documents.

ARTICLE VII

MISCELLANEOUS

7.1

Further Assurances.

From time to time before, at and after the Closing, each of the SMAN Parties, at its expense and without further consideration, will take such action and execute and deliver such documents as reasonably requested by Schmidt in order more effectively to consummate the Transactions in accordance with the terms and provisions of this Agreement.

7.2

Expenses.

(a)

All sales tax payable in connection with consummation of the Transactions shall be paid by the party primarily liable under applicable Law to pay such Tax.

(b)

Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the Transactions.

7.3

Notices.

(a)

All notices, demands or other communications given under this Agreement shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a)

If to Schmidt, to:

Sam Schmidt.

2202 Chatsworth Court

Henderson, Nevada 89074

(b)

If to an SMAN Party, to:

Standard Management Corporation

10689 N. Pennsylvania Ave.

Indianapolis, Indiana 46280-1087

Attn: Mr. Ronald Hunter

or to such other address as Schmidt or an SMAN Party may from time to time give notice to the other in writing (as provided above).  Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

7.4

Entire Agreement.  This Agreement and the other documents delivered or furnished in connection with this Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to such subject matter.

7.5

Benefited Parties.  Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors or permitted assigns.  Nothing in this Agreement, express or implied, shall confer on any person other than the parties and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6

Assignment.  Schmidt shall be entitled to assign his rights under this Agreement to his parents, spouse or other family member or to any entity controlled by Schmidt or by his parents, spouse or other family member.  None of the SMAN Parties shall be entitled to assign any of their rights, interests or obligations under this Agreement without the prior written consent of Schmidt.

7.7

Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to its principles of conflicts of laws.

7.8

Amendments.  No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought.  Any waiver shall be effective only in accordance with its express terms and conditions.

7.9

Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law now or in the future in effect that renders any provision of this Agreement unenforceable in any respect.

7.10

Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of its terms or provisions.

7.11

Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

7.12

References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

7.13

Joint and Several Liability.  The SMAN Parties shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of any of them under this Agreement whether or not otherwise indicated in this Agreement.  Each of the SMAN Parties acknowledges and agrees that Schmidt would not have agreed to enter into this Agreement or to close the Transactions unless the SMAN Parties agreed to be jointly and severally liable as provided in the foregoing sentence.

7.14

Precision and Hunter as Parties to Agreement.  Precision is a party to this Agreement solely for the purpose of acknowledging its agreement to Sections 3.4(c), 3.9 and 5.3.  Hunter is a party to this Agreement solely for the purpose of acknowledging his agreement under Section 3.1(a).

7.15

References.  All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

[signature page follows]

Executed as of the date first written above.

Standard Management Corporation

By:    /s/Ronald D. Hunter

Ronald D. Hunter, President, Chairman

and CEO

U.S. Health Services Corporation

By:     /s/Ronald D. Hunter

Ronald D. Hunter, CEO

Standard Development, LLC

By:

Standard Management Corporation, its

Managing Member

By:     /s/Ronald D. Hunter

 Ronald D. Hunter, President,

 Chairman and CEO

Precision Healthcare, Inc.

By:     /s/Ronald D. Hunter

              Ronald D. Hunter, CEO

/s/ Sam Schmidt Sam Schmidt, individually /s/Ronald D. Hunter Ronald D. Hunter, individually